Regency Centers, L.P.
Amended and Restated Amendment Dated January 1, 2008 to
Fourth Amended and Restated Agreement of Limited Partnership
Relating to 7.45% Series 3 Cumulative Redeemable Preferred Units

        This Amendment (this “Amendment”) to the Fourth Amended and Restated Agreement of Limited Partnership, dated as of April 1, 2001 (as amended through the date hereof, the “Partnership Agreement”), of Regency Centers, L.P., a Delaware limited partnership (the “Partnership”), is made as of the 1st day of January, 2008, by Regency Centers Corporation, a Florida corporation, as general partner (the “General Partner”), and Regency Centers Texas LLC, as limited partner (all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement).

RECITALS

        WHEREAS, the General Partner sold 3,000,000 depositary shares, each representing a 1/10 interest in a share of the General Partner’s 7.45% Series 3 Cumulative Redeemable Preferred Stock, $0.01 par value, having a liquidation preference of $250 per share (the “Old Series 3 Preferred Stock”) and in connection therewith issued to Wachovia Bank National Association, as depositary, 300,000 shares of Old Series 3 Preferred Stock;

        WHEREAS, Section 4.2(b) of the Partnership Agreement provides for the issuance by the Partnership to the General Partner of Partnership Interests in the same number and having designations, preferences and other rights substantially similar to the designations, preferences and other rights of shares issued by the General Partner;

        WHEREAS, the General Partner contributed the proceeds from the sale of such depositary shares to the Partnership;

        WHEREAS, Regency Centers Texas LLC is a wholly-owned subsidiary of the General Partner, and the General Partner contributed the Series 3 Preferred Units (as defined below) so issued to Regency Centers Texas LLC;

        WHEREAS, pursuant to the authority contained in Section 4.2(b) of the Partnership Agreement, the General Partner amended the Partnership Agreement to cause the issuance of the Series 3 Preferred Units in the name of Regency Centers Texas LLC effective as of April 3, 2003:

        WHEREAS, the General Partner has amended its articles of incorporation, effective as of the date hereof, to effect a 10-for-1 split of the Old Series 3 Preferred Stock, including reducing the liquidation preference and redemption price thereof from $250 to $25 per share (such post-split shares are referred to hereinafter as “New Series 3 Preferred Stock”);

        WHEREAS, the General Partner has effected as of the date hereof a mandatory one-for-one exchange of New Series 3 Preferred Stock for each depositary share formerly representing a 1/10th interest in the Old Series 3 Preferred Stock, thereby doing away with such depositary shares;

        WHEREAS, the General Partner wishes to amend and restate the previous amendment to the Partnership Agreement made as of April 3, 2003 to cause the terms of the Series 3 Preferred Units to conform to the terms of the New Series 3 Preferred Stock and to delete references that are of historical interest only, including references to series of preferred units of the Partnership that are no longer outstanding;

        NOW, THEREFORE, pursuant to Sections 4.2(b) and 14.1(b) of the Partnership Agreement, the General Partner hereby amends and restates the provisions of the Partnership Agreement relating to the Series 3 Preferred Units, effective as of January 1, 2008 (the “Effective Date”) as follows:

        Section 1.      Designation and Number. A series of Preferred Units, designated the “7.45% Series 3 Cumulative Redeemable Preferred Units” (the “Series 3 Preferred Units”), is hereby established. The number of Series 3 Preferred Units shall be 3,000,000. From and after the Effective Date of this Amendment, each Series 3 preferred unit outstanding prior to the Effective Date (the “Old Series 3 Preferred Units”) shall thereafter represent ten (10) Series 3 preferred units (the “New Series 3 Preferred Units”), without any action on the part of the holder thereof.

        Section 2.      Rank. The Series 3 Preferred Units will, with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, rank senior to all classes or series of Common Units and to all classes or series of equity securities of the Partnership now or hereafter authorized, issued or outstanding, other than any class or series of equity securities of the Partnership expressly designated as ranking on a parity with or senior to the Series 3 Preferred Units as to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership or both. For purposes of this Amendment, the term “Parity Preferred Units” shall be used to refer to any class or series of equity securities of the Partnership now or hereafter authorized, issued or outstanding expressly designated by the Partnership to rank on a parity with Series 3 Preferred Units with respect to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership or both, as the context may require, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit shall be different from those of the Series 3 Preferred Units and includes the 7.25% Series 4 Cumulative Redeemable Preferred Units, the 6.70% Series 5 Cumulative Redeemable Preferred Units and the Series D Cumulative Convertible Redeemable Preferred Units of the Partnership. The term “equity securities” does not include debt securities, which will rank senior to the Series 3 Preferred Units.

        Section 3.      Distributions.

                (a)     Payment of Distributions. Subject to the rights of holders of Parity Preferred Units as to the payment of distributions and holders of equity securities issued after the date hereof in accordance with the Partnership Agreement ranking senior to the Series 3 Preferred Units as to payment of distributions, holders of Series 3 Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash and Capital Transaction Proceeds legally available for the payment of distributions, cumulative cash distributions at the rate per annum of 7.45% of the $25 liquidation preference per Series 3 Preferred Unit. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable in cash (A) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears, on or before March 31, June 30, September 30 and December 31 of each year commencing on June 30, 2003 with respect to the Old Series 3 Preferred Units and March 31, 2008 with respect to the New Series 3 Preferred Units, and (B) in the event of a redemption, on the redemption date (each a “Preferred Unit Distribution Payment Date”). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the ratio of the actual number of days elapsed in such period to ninety (90) days. If any date on which distributions are to be made on the Series 3 Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

                (b)     Limitation on Distributions. No distribution on the Series 3 Preferred Units shall be declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law. Nothing in this Section 3(b) shall be deemed to modify or in any manner limit the provisions of Section 3(c) and 3(d).

                (c)     Distributions Cumulative. Distributions on the Series 3 Preferred Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accrued but unpaid distributions on the Series 3 Preferred Units will accumulate as of the Preferred Unit Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Preferred Unit Distribution Payment Date. Accumulated and unpaid distributions will not bear interest.

                (d)     Priority as to Distributions.

(i) So long as any Series 3 Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Units or any other class or series of equity securities of the Partnership ranking junior to the Series 3 Preferred Units as to the payment of distributions (such Common Units or other junior equity securities, collectively, “Junior Units”), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series 3 Preferred Units, any Parity Preferred Units with respect to distributions or any Junior Units, unless, in each case, all distributions accumulated on all Series 3 Preferred Units and all classes and series of outstanding Parity Preferred Units with respect to distributions have been paid in full. The foregoing sentence will not prohibit (i) distributions payable solely in shares of Junior Units, (ii) the conversion of Junior Units or Parity Preferred Units into Junior Units, (iii) the redemption of Partnership Interests corresponding to any Series 3 Preferred Stock or other equity securities of the General Partner, regardless of class or series, to be purchased by the General Partner pursuant to Article 5 of the Articles of Incorporation to preserve the General Partner’s status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article 5 of the Articles of Incorporation, and (iv) the redemption of Series 3 Preferred Units corresponding to any redemption by the General Partner of the same number of shares of Series 3 Preferred Stock if such redemption by the General Partner is permitted by the Articles of Incorporation.

(ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series 3 Preferred Units, all distributions authorized and declared on the Series 3 Preferred Units and all classes or series of outstanding Parity Preferred Units with respect to distributions shall be authorized and declared so that the amount of distributions authorized and declared per share of Series 3 Preferred Units and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per share on the Series 3 Preferred Units and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units does not have cumulative distribution rights) bear to each other.

                (e)     No Further Rights. Holders of Series 3 Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

        Section 4.      Liquidation Preference.

                (a)     Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Units with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership and subject to equity securities ranking senior to the Series 3 Preferred Units with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the holders of Series 3 Preferred Units shall be entitled to receive out of the assets of the Partnership legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Partnership, but before any payment or distributions of the assets shall be made to holders of Common Units or any other class or series of units of Partnership Interests that rank junior to the Series 3 Preferred Units as to rights upon liquidation, dissolution or winding-up of the Partnership, an amount equal to the sum of (i) a liquidation preference of $25 per Series 3 Preferred Unit, and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series 3 Preferred Units and any Parity Preferred Units as to rights upon liquidation, dissolution or winding-up of the Partnership, all payments of liquidating distributions on the Series 3 Preferred Units and such Parity Preferred Units shall be made so that the payments on the Series 3 Preferred Units and such Parity Preferred Units shall in all cases bear to each other the same ratio that the respective rights of the Series 3 Preferred Units and such other Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Units do not have cumulative distribution rights) upon liquidation, dissolution or winding-up of the Partnership bear to each other.

                (b)     No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series 3 Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

                (c)     Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

                (d)     Permissible Distributions. In determining whether a distribution (other than upon voluntary liquidation) by distribution, redemption or other acquisition of Partnership Interests or otherwise is permitted under the Act, no effect shall be given to amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of equity securities of the Partnership whose preferential rights upon dissolution are superior to those receiving the distribution.

        Section 5.       Redemption.

                (a)     Mandatory Redemption. The Series 3 Preferred Units may not be redeemed except to the extent that the General Partner redeems the Series 3 Preferred Stock, in which case the Partnership shall redeem one Series 3 Preferred Unit for each share of Series 3 Preferred Stock that the General Partner redeems.

                (b)     Status of Redeemed Units. Any Series 3 Preferred Units that shall at any time have been redeemed shall after such redemption, have the status of authorized but unissued Preferred Units, without designation as to class or series until such units are once more designated as part of a particular class or series by the General Partner.

        Section 6.       Voting Rights. Holders of the Series 3 Preferred Units will not have any voting rights, except as required by the Act.

        Section 7.      No Conversion Rights. The holders of the Series 3 Preferred Units shall not have any rights to convert such units into shares of any other class or series of stock or into any other securities of, or interest in, the Partnership.

        Section 8.      No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series 3 Preferred Units.

        Section 9.      Reaffirmation. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

        IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER
REGENCY CENTERS CORPORATION
By: /s/ J. Christian Leavitt
Name: J. Christian Leavitt
Title: Senior Vice President and Chief Accounting Officer
LIMITED PARTNER
REGENCY CENTERS TEXAS LLC
By: Regency Centers Corporation, its sole member
By: /s/ J. Christian Leavitt
Name: J. Christian Leavitt
Title: Senior Vice President and Chief Accounting Officer